INFORMATION

FOR IMMEDIATE RELEASE

MICHAEL K. DUGAN TO RETIRE AS CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER OF
HENREDON FURNITURE INDUSTRIES

Morganton, North Carolina, September 3, 2004 – Michael K. Dugan, Chairman and Chief Executive Officer of Henredon Furniture Industries, Inc., today announced that he will retire from active service with the company on October 30, 2004.

Mr. Dugan began his career as the Marketing Director for Pennsylvania House. In 1979 he left Pennsylvania House as the Vice President Sales and Marketing to become Senior Vice President of Sales and Marketing at Sperry & Hutchinson. In 1982 he founded the Jamestown Sterling Company and in 1987 he was named President and Chief Executive Officer of Henredon. He assumed the role of Chairman earlier this year when Steve McKee was named President and Chief Operating Officer of Henredon as part of an orderly succession process. Mr. McKee, age 52, will be promoted to President and Chief Executive Officer upon Mr. Dugan’s retirement.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), the parent company of Henredon, expressed the company’s sincere appreciation to Mr. Dugan for his many years of dedicated service. “Under Mike Dugan’s leadership, Henredon has become established as the leading manufacturer in the upper end of our industry,” said Mr. Holliman. “Over the past several months, Mike and Steve have worked closely together to assure Henredon’s future, and we are confident that Mike leaves the company in good shape and in good hands. I’m sure the rest of the furniture industry joins with me and the Furniture Brands operating companies in thanking Mike for his many contributions to our industry and in wishing him all the best for the future.”

Henredon is a subsidiary of Furniture Brands International, Inc. (NYSE: FBN), America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. Furniture Brands markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.